EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Investors:
John Robertson, Director, Investor Relations, (210) 283-2687

Media:
Tara Ford Payne, Director, Public Relations, (210) 283-2676

Tesoro Prepays $100 Million of Debt

SAN ANTONIO – September 30, 2004 – Tesoro Petroleum Corporation (NYSE:TSO) announced today that it voluntarily prepaid $100 million of the company’s $197.5 million senior secured term loans due 2008, on September 29, 2004, from cash on hand. The term loans currently pay interest at the rate of LIBOR plus 5.5% or about 7.25%. The company will record a pretax charge in the third quarter totaling approximately $5 million related to the prepayment, including a 3% prepayment premium and a non-cash write-off of the unamortized deferred financing costs.

     Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro’s retail-marketing system includes approximately 550 branded retail stations, of which over 200 are company operated under the Tesoro® and Mirastar® brands.

     This news release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements concern the company’s anticipated pretax charge for the prepayment of $100 million of its senior secured term notes due 2008. For more information concerning these factors and other factors that could cause such a difference, see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

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